EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between Group 1 Automotive, Inc. (“Employer”), and Earl J. Hesterberg (“Employee”), as of April 9, 2005 (the “Effective Date”).

R E C I T A L S

WHEREAS, Employer and Employee desire to enter into an employment relationship under the following terms.

WHEREAS, Employee has provided Employer that certain “Trade Secrets/Non-Compete Statement” of Ford Motor Company.

WHEREAS, Employee has made the following representations to Employer, and Employer is relying upon such representations: (i) Employee is not subject to any non-compete or other provision in any other agreement to which he is a party that would restrict his ability to perform his obligations under this Agreement and (ii) Employee is not bound by the terms of any other employment agreement that would prevent him from performing his obligations under this Agreement.

A G R E E M E N T

For and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

1. EMPLOYMENT AND DUTIES:

1.1. Agreement to Employ. Employer shall employ Employee, and Employee shall be employed by Employer, beginning April 21, 2005 (the “Start Date”) and continuing throughout the Term (as defined below) of this Agreement, subject to the terms and conditions of this Agreement.

1.2. Position and Responsibilities. Employee shall serve as Chief Executive Officer of Employer. Employee shall perform diligently the duties and services appertaining to such position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such reasonable policies and procedures as Employer may establish from time to time, which shall not be contrary to the terms of this Agreement. Employee shall devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee shall not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer or any of its subsidiaries or affiliates, or requires any significant portion of Employee’s business time; provided, however, that Employee may engage in passive personal investments that do not conflict with the business and affairs of Employer or any of its subsidiaries or affiliates or interfere with Employee’s performance of his duties hereunder.

1.3. Fiduciary Duties. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer or any of its subsidiaries or affiliates and to do no act which would be inconsistent with those duties. In keeping with these duties, Employee shall make full disclosure to Employer of all business opportunities pertaining to Employer’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

1.4. Conflicts of Interest. Any direct or indirect interest of Employee in connection with, or benefit received by the Employee from, any outside activities, particularly commercial activities, which might in any way adversely affect Employer, or any of its affiliates, shall be deemed to be a conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee shall not knowingly become involved in a conflict of interest with Employer, or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer’s General Counsel (who shall be Employer’s outside General Counsel unless Employer has employed an inside General Counsel) and the audit committee of the Employer’s board of directors (the “Board”) any facts which might involve such a conflict of interest that has not been approved by Employer’s Board. The Employer’s determination as to whether a conflict of interest exists shall be conclusive absent manifest error; but this standard shall not apply to, nor shall any determination under this Section 1.4 affect, any issue that may arise as to the existence of “cause” under Section 3.2(i). Employer reserves the right to take such action as, in its judgment, will resolve the conflict, as long as such action is not contrary to the terms of this Agreement.

2. COMPENSATION AND BENEFITS:

2.1. Base Salary. Employee’s base salary shall be $1,000,000 per annum and shall be paid in semi-monthly installments in accordance with Employer’s standard payroll practice. Employee’s base salary may be increased from time to time by Employer and, after any such increase, Employee’s new level of base salary shall be Employee’s base salary for purposes of this Agreement until the effective date of any subsequent change. Employee’s base salary shall not be reduced at any time during the first twelve months of the Term. At any time after the first anniversary of the Start Date, Employee’s base salary shall not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers of Employer and that is no greater than the percentage applied to substantially all other executive officers.

2.2. Signing Bonus. Employer shall pay Employee a one-time signing bonus of $1,000,000, $50,000 of which shall be payable on the date hereof and $950,000 of which shall be payable thirty (30) days after the Effective Date, if Employee is then employed by Employer; provided, that if Employee is unable to serve as the Chief Executive Officer of the Employer during such thirty (30) day period for any reason outside of his control other than his death or incapacity as described in Section 3.2(iv), then Employee shall be paid monthly installments of $50,000 in lieu of, and Employer shall have no obligation to make payments of, base salary or any other payment under this Article 2, until the earlier of (i) his commencement or recommencement of service as Chief Executive Officer or (ii) the date the aggregate of all payments made pursuant to this Section 2.2 equal $2,000,000, or (iii) his termination. Such inability to serve shall constitute neither “cause” as defined in Section 3.2, nor a breach of this Agreement.

2.3. Annual Incentive Compensation Program. Employee’s bonus for the first twelve (12) months of the Term shall be $1,000,000 earned and payable on the first anniversary of the Start Date if Employee is then employed by the Employer and shall be in lieu of participation in Employer’s Annual Incentive Compensation Program. Employee’s bonus for the second twelve (12) months of the Term shall be at least $510,000 (of which $350,000 shall be payable following the end of Employer’s 2006 fiscal year and the remainder of which will be payable following Employer’s 2007 fiscal year) in accordance with Employer’s Annual Incentive Compensation Program. All subsequent bonus awards shall be determined by the compensation committee of the Board (the “Compensation Committee”) in their sole discretion in accordance with the terms of Employer’s Annual Incentive Compensation Program.

2.4. Long-Term Incentive Compensation.

2.4.1. Initial Grant. Employer hereby grants to Employee 70,000 shares of restricted stock or restricted stock units (collectively “Restricted Stock”) in accordance with the terms and conditions of Employer’s 1996 Stock Incentive Plan. Such shares of Restricted Stock shall vest as follows: (i) 20,000 shares (or units) shall vest upon the second anniversary of the Start Date; (ii) 10,000 shares (or units) shall vest upon the third anniversary of the Start Date; (iii) 10,000 shares (or units) shall vest upon the fourth anniversary of the Start Date; and (iv) 30,000 shares (or units) shall vest upon the fifth anniversary of the Start Date.

2.4.2. Additional Grants. Employee shall be eligible to receive additional grants under Employer’s 1996 Stock Incentive Plan in such amounts as determined in the sole discretion of the Compensation Committee, including grants of options or Restricted Stock.

2.4.3. Options. If Employee is granted stock options, Employee shall enter into a separate written stock option agreement pursuant to which Employee shall be granted the option to acquire common stock of Employer subject to the terms and conditions of Employer’s 1996 Stock Incentive Plan, or any successor plan, and the stock option agreement entered into thereunder. The number of shares, exercise price per share and other terms of the options shall be as specified in such other written agreement, unless modified specifically herein.

2.4.4. Condition of Grants. The rights and liabilities of Employer and Employee regarding entitlement to, and vesting of any long-term incentive compensation granted pursuant to this Agreement shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Sections 5 and 6 of this Agreement. In the event that any provision set forth in Section 6 is violated (or, if such provision were found to be unenforceable, would have been violated if enforceable), Employer shall have the right, among other remedies, to demand forfeiture of any cash or equity award realized during the twelve (12) months prior to such violation or declaration.

2.5. Benefits and Vacation. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s employees. Such benefits, plans, and programs may include, without limitation, medical, health, vision and dental care, life insurance, disability protection, and pension plans. Employer will furnish Employee two “demonstrator vehicles” of Employee’s choice. Additional perquisites must be approved by the Board and the Compensation Committee. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. In addition, Employer may furnish to Employee benefit plans and programs that are not generally available to other employees, including, without limitation, Employer’s Deferred Compensation Plan, Executive Long-Term Disability Plan, Employee Stock Purchase Plan, 401(k) and life insurance programs. Employee shall be entitled to four (4) weeks of paid vacation each year of the Term to be taken in accordance with Employer’s policy then in effect.

2.6. Business Expenses. Employee shall be entitled to incur, and be reimbursed for, all reasonable out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Employer. Employer shall reimburse Employee for such expenses, in accordance with Employer’s policies regarding reimbursement of expenses, subject to the Employee presenting appropriate supporting documents regarding such expenses as required by Employer’s policies.

2.7. Relocation Benefits. Employee shall receive a relocation package in accordance with Employer’s policy that includes moving expenses, sales commissions on Employee’s current residence, real estate assistance for the purchase of Employee’s primary residence and a temporary living allowance. Reimbursement under this package shall be limited to $200,000. In addition, Employer shall reimburse Employee for 50% of any amount of net proceeds less than $1,550,000 in connection with the sale of his current residence, located in Bloomfield Hills, Michigan, following reasonable marketing efforts.

2.8. Benefit Obligations. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to other covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board or the Compensation Committee of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer and its subsidiaries and affiliates.

2.9. Taxes. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.10. Board Seat. The nominating/governance committee of the Board (the “Nominating/Governance Committee”) and the Board have approved Employee’s appointment to the Board commensurate with the first date of the Term. Simultaneously with Employee’s termination of employment for any reason whatsoever, Employee shall be deemed to have resigned from the Board, shall execute and deliver all written documents reasonably requested by Employer to further evidence such resignation, and shall thereafter no longer be a member of the Board.

2.11. Condition of Certain Payments. The rights and obligations of Employer and Employee regarding entitlement to the benefits set forth in Sections 2.2 and 2.3 of this Agreement shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Sections 5 and 6 of this Agreement. In the event that any provision set forth in Section 6 is violated (or, if such provision were found to be unenforceable, would have been violated if enforceable), Employer shall have the right, among other remedies, to demand forfeiture of any cash award realized during the twelve (12) months prior to such violation or declaration.

3.	TERM OF THIS AGREEMENT, EFFECT OF EXPIRATION OF TERM, AND TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1. Term. The term of this Agreement shall be from April 21, 2005 through April 20, 2010 (the “Term”). Should Employee remain employed by Employer beyond the expiration of the Term, such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause, upon thirty days notice (“Post Term Employment”). Upon termination of such Post Term Employment by either Employer or Employee for any reason whatsoever, (i) all compensation benefits to Employee shall cease and terminate (except Employee shall be entitled to pro rata salary through the date of such termination), and (ii) Employee shall not be entitled to any bonus during the calendar year in which Employee’s employment with Employer is terminated.

3.2. Termination by Employer. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time, including during the Term, for any of the following reasons:

(i)	For “cause,” which, as used in this Section 3.2(i), shall mean any of the following: (a) the Employee’s conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (b) the Employee’s breach of any material provision of either this Agreement or Employer’s Code of Conduct; (c) the Employee’s using for his own benefit any confidential or proprietary information of Employer, or willfully divulging for his benefit such information; (d) the Employee’s (1) fraud or (2) misappropriation or theft of any of the Employer’s funds or property; or (e) the Employee’s willful refusal to perform his duties or gross negligence, provided that Employer, before terminating the Employee under subsection (b) or (e) must first give written notice to the Employee of the nature of the alleged breach or refusal and must provide the Employee with a minimum of fifteen (15) days to correct the problem, and, provided further, before terminating Employee for purported gross negligence Employer must give written notice that explains the alleged gross negligence in detail and must provide Employee with a minimum of twenty (20) days to correct the problem, unless correction is inherently impossible.

(ii)	for any other reason whatsoever, including termination without cause, in the sole discretion of Employer’s Board of Directors;

(iii) upon Employee’s death; or

(iv)	upon Employee’s becoming incapacitated by accident, sickness, or other circumstance which in the reasonable opinion of a qualified doctor approved by Employer’s Board of Directors renders him mentally or physically incapable of performing the essential functions of Employee’s position, with or without reasonable accommodation, and which will continue in the reasonable opinion of such doctor for a period of not less than 180 days. If the Employee disagrees with the determination, the Employee may appoint a doctor of his own choosing and if that doctor reaches a determination different than that of the first doctor, the two doctors shall mutually select a third doctor within ten (10) days and such third doctor’s determination shall be deemed conclusive.

The termination of Employee’s employment shall constitute a “Termination for Cause” if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.4.

The termination of Employee’s employment shall constitute an “Involuntary Termination” if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.5.

The effect of the employment relationship being terminated pursuant to Section 3.2(iii) as a result of Employee’s death is specified in Section 3.7.

The effect of the employment relationship being terminated pursuant to Section 3.2(iv) as a result of the Employee’s inability to perform the essential functions of the position is specified in Section 3.8.

3.3. Termination by Employee. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

(i)	a breach by Employer of any material provision of this Agreement or the occurrence of a “Constructive Termination Event,” which shall be defined as the failure by the Employer to pay the Employee’s compensation as provided in this Agreement, relocation without the Employee’s consent of the Employee’s primary employment location to a location that is more than 50 miles from the location to which he will be required to report on his first day of employment, failure by the Employer to provide facilities or services suitable to the Employee’s position and adequate for performance of the Employee’s duties and responsibilities, or a material diminution in the Employee’s position, duties, responsibilities, reporting status, or authority, except that before exercising his right to terminate the employment relationship pursuant to any of the provisions of this subsection (i), the Employee must first give written notice to the Employer’s Board of Directors of the circumstances purportedly giving rise to his right to so terminate and must provide the Employer with a minimum fifteen (15) days to correct the problem, unless correction is inherently impossible.

(ii)	the involuntary reduction of Employee’s base salary within six (6) months after the occurrence of any Corporate Change (defined below) that is not cured by Employer or its successor, as applicable, within thirty (30) days of receiving detailed written notice of such event from Employee. A “Corporate Change” shall mean the first to occur of any of the following events: (1) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (i) the then outstanding shares of common stock of Employer (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Employer (including without limitation any public offering), other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Employer, (B) any acquisition by Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Person controlled by Employer; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (1) of this definition of “Corporate Change”; (2) within any period of 24 consecutive months, a change in the composition of the board of directors of Employer (the “Board”) such that the individuals who, immediately prior to such period, constituted the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition of “Corporate Change” that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board; provided further that any individual who voluntarily resigns from the Board in connection with the reduction in size of the Board will not be deemed to be a member of the Incumbent Board; (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Employer or all or substantially all of the Employer’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (other than Employer, any employee benefit plan (or related trust) sponsored or maintained by Employer, by any entity controlled by Employer, or by such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to Employer prior to the Corporate Transaction, and (iii) individuals who were members of the Board immediately prior to the approval by the stockholders of Employer of such Corporate Transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such Corporate Transaction (it is intended that this subsection (3) include Corporate Transactions that result in entities other than corporations that are governed by bodies other than a board of directors, including without limitation, limited liability companies that are governed by a board of managers); or (4) the approval by the stockholders of Employer of a complete liquidation or dissolution of Employer, other than to a corporation pursuant to a transaction which would comply with clauses (i), (ii) and (iii) of subsection (3) of this definition of “Corporate Change”, assuming for this purpose that such transaction were a Corporate Transaction. Any such Corporate Change must also constitute a change in control as such phrase is defined in section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, including consideration of all applicable attribution of ownership rules under section 318 of the Code to the extent required by any guidance under section 409A of the Code; or

(iii)	for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee’s employment by Employee shall constitute an “Involuntary Termination” if made pursuant to Section 3.3(i) or 3.3(ii); the effect of such termination is specified in Section 3.5. The termination of Employee’s employment by Employee shall constitute a “Voluntary Termination” if made pursuant to Section 3.3(iii); the effect of such termination is specified in Section 3.4.

3.4. Payments Upon Voluntary Termination and Termination for Cause. Upon a “Voluntary Termination” of the employment relationship during the Term by Employee pursuant to Section 3.3(iii), or for “cause” by Employer pursuant to Section 3.2(i), all compensation and benefits for Employee shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated.

3.5. Payments Upon Involuntary Termination. Upon an Involuntary Termination of the employment relationship during the Term by Employer pursuant to Section 3.2(ii), or by Employee pursuant to Section 3.3(i), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to receive the compensation specified in Section 2.1 for the lesser of (i) two years or (ii) the remainder of the Term, payable semi-monthly, as if Employee’s employment (which shall cease on the date of such Involuntary Termination) had continued for the period of such payments, in either case less any payments made pursuant to the proviso in Section 2.2 (unless Employee has served as Chief Executive Officer of Employer since such payments were made), but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated.

Upon an Involuntary Termination of the employment relationship by Employee pursuant to Section 3.3(ii), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to receive in a lump sum payment the compensation specified in Section 2.1 for the lesser of (i) two years or (ii) the remainder of the Term. In the event of an Involuntary Termination pursuant to Sections 3.2(ii), 3.3(i) or 3.3(ii), all Restricted Stock and stock options granted to Employee under Section 2.4 shall, subject to the conditions stated in Section 2.4.4, become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term of this Agreement, but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in Section 2.4.4, the rights and liabilities of Employer and Employee regarding entitlement to continuation of all such compensation and vesting of all such Restricted Stock and stock options, shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Sections 5 and 6 of this Agreement and to the enforceability of such covenants stated therein. If it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by the Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall pay to the Employee an amount equal to the Excise Tax; provided, Employer shall not be required to pay taxes that result from such Excise Tax payment. Employee’s rights and remedies under this Section 3.5 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.

3.6. Covenant Not to Sue. Employee shall not sue or lodge any claim, demand or cause of action against Employer based on Involuntary Termination for any monies other than those specified in Section 3.5. If Employee breaches this covenant, Employer, and its subsidiaries and affiliates shall be entitled to recover from Employee all sums expended by Employer, and its subsidiaries and affiliates (including costs and attorneys’ fees) in connection with such suit, claim, demand or cause of action. Employer and its subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by Employer and its subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 3.6.

3.7. Payments Upon Employee’s Death. Upon termination of the employment relationship as a result of Employee’s death (i) Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination, but Employee’s heirs, administrators, or legatees shall not be entitled to any bonuses for the calendar year in which Employee’s employment with Employer is terminated other than the bonus described in Section 2.2 (to the extent not previously received by Employee); and (ii) all Restricted Stock and stock options granted to Employee under Section 2.4 shall become 100% vested.

3.8. Payment Upon Employee’s Incapacity. Upon termination of the employment relationship as a result of Employee’s incapacity pursuant to Section 3.2(iv) (i) Employee shall be entitled to his pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses for the calendar year in which Employee’s employment with Employer is terminated other than the bonus described in Section 2.2 (to the extent not previously received by Employee); and (ii) all Restricted Stock and stock options granted to Employee under Section 2.4 shall become 100% vested.

3.9. Right of Set-Off. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer.

3.10. Continuation of Certain Obligations. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Employee’s obligations of confidentiality, non-competition and Employee’s continuing obligations with respect to business opportunities that had been entrusted to Employee by Employer during the employment relationship.

3.11. Scope of Agreement. This Agreement shall govern the rights and obligations of Employer and Employee with respect to Employee’s salary and other perquisites of employment.

4. UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS:

4.1. Compliance with Foreign Corrupt Practices Act. Employee shall at all times comply with United States laws applicable to Employee’s actions on behalf of Employer and its subsidiaries and affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (“FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Employer or any of its subsidiaries having civil or criminal liability or responsibility under the FCPA or other applicable United States law, such action or finding shall constitute “cause” for termination under this Agreement in accordance with Section 3.2(i) unless Employer’s Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer. The rights afforded Employer under this provision are in addition to any and all rights and remedies otherwise afforded by the law.

5. OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

5.1. Provision of Confidential and Proprietary Information. Employer owns certain confidential and proprietary information and trade secrets to which Employee will be given access for the purpose of carrying out his employment responsibilities hereunder. Furthermore, Employer shall provide Employee with confidential and proprietary information and trade secrets regarding Employer and its subsidiaries and affiliates, in order to assist Employee in satisfying his obligations hereunder. Employer shall provide Employee with specialized training including orientation, sales and financial information, and computer and systems training.

5.2. Return of Proprietary Material. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s or any of its subsidiaries’ or affiliates’ businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Upon termination of Employee’s employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

5.3. Nondisclosure of Confidential Information. Except as required by law or process, Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its subsidiaries or affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s or any of its subsidiaries’ or affiliates’ confidential business information and trade secrets.

5.4. Ownership of Copyrighted Works. If, during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer’s, or any of its subsidiaries’ or affiliates’ businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer’s or any of its subsidiaries’ or affiliates’ premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment but is specially ordered by Employer or any of its subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer or any of its subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of his employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5. Protection of Proprietary Material. Both during the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer, or any of its subsidiaries or affiliates and their nominees, at any time, in the protection of Employer’s or any of its subsidiaries’ or affiliates’ worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or any of its subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6. POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

6.1. Non-Competition Obligations. In consideration for Employer’s promises in Section 5.1, and as part of the consideration for the compensation and benefits to be paid and extended to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 6. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

(i)	engage in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(ii)	render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(iii)	solicit or accept the business of, or call upon, any customer or client of Employer for the purpose of conducting business or otherwise seeking profit;

(iv)	encourage or induce any current or former employee of Employer or any of its subsidiaries or affiliates to leave the employment of Employer or any of its subsidiaries or affiliates or proselytize, offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Employer or any of its subsidiaries or affiliates; provided, however, that nothing in this subsection (iv) shall prohibit Employee from offering employment to any prior employee of Employer or any of its subsidiaries or affiliates who was not employed by Employer or any of its subsidiaries or affiliates at any time in the twelve (12) months prior to the termination of Employee’s employment; or

(v)	divulge any of the confidential, proprietary or trade secret information that was provided to Employee pursuant to Section 5 of this Agreement to any third party or individual or entity other than Employer or any of its subsidiaries or affiliates.

The non-competition obligations set forth in subsections (i) through (v) of this Section 6.1 shall apply during Employee’s employment and for a period of two (2) years after termination of employment. If Employer or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

6.2. Future Employment.

6.2.1. If Employee in the future, seeks or is offered employment, or any other position or capacity with another company or entity, agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions contained herein. Further, before taking any employment position with any person during the non-competition period, Employee agrees to give prior written notice to Employer of the name of such person or entity. Employer shall be entitled to advise such person or entity of the provisions of Section 6 and to otherwise deal with such person or entity to ensure that the provisions of this Section are enforced and duly discharged.

6.2.2. If Employee in the future seeks or is offered employment with another company or entity, Employee may provide Employer with written notice stating the name of the prospective employer, Employee’s prospective position, responsibilities and duties, and the industry or industries in which the prospective employer operates. Employer shall have ten (10) business days from receipt of such notice to notify Employee of its belief that such prospective employment would be a violation of the provisions of Subsections 6.1(i) or (ii). If Employer fails to respond to Employee in writing within such ten (10) business day period, Employer shall be estopped from asserting its rights, if any, arising from a violation of Subsections 6.1(i) or (ii) by reason of such employment as described in such notice.

6.3. Tolling of Restrictive Periods. If the Employee violates any of the restrictions contained in this Section, the restrictive periods shall be suspended and will not run in favor of the Employee until such time as the Employee cures the violation to the satisfaction of Employer.

6.4. Acknowledgment. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee’s job duties during his employment with Employer, receipt of Employer’s confidential and proprietary information and trade secrets (as well as access to certain confidential and proprietary information and trade secrets) and Employee’s receipt of sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) justifies such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

6.5. Materiality and Conditionality of Section. This Section 6 is material to this Agreement. The agreement to strictly comply with this Section is a precondition for Employee’s receipt of payments and vesting of Restricted Stock and stock options pursuant to Sections 2.2, 2.3, 2.4 and 3.5 of this Agreement. Whether or not this Section 6 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section or any portion thereof, or upon a finding that a violation would have occurred if such Section or any portion thereof were enforceable, the Employee and Employer agree that (i) the Employee’s interest in post-termination payments and Restricted Stock and stock options pursuant to Sections 2.3, 2.4 and 3.5 of this Agreement shall automatically lapse and be forfeited; (ii) Employer shall have no obligation to make any further payments to Employee under the terms of Sections 2.3, 2.4 and 3.5, and (iii) Employer shall be entitled to receive the full value of any payments which were previously made to the Employee pursuant to Sections 2.2, 2.3, 2.4 and 3.5 in the previous twelve (12) months, as well as the value of any Restricted Stock or stock options that may have vested during the past twelve (12) months pursuant to Sections 2.4 and 3.5 from the date of the Employee’s termination, for any reason to the date on which a court or arbitration panel held or found the non-compete article to have been violated.

6.6. Survival of Section. The Employee and Employer agree that all of the covenants contained in this Section 6 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in this Section shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to be limited in its duration or scope, then, at the sole option of Employer, the provisions of Section 6.5 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Employer does not elect to trigger application of Section 6.5, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of Section 6 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in Section 6 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 6.6, the provisions of Section 6.5 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of Employer, Employer may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

7. MISCELLANEOUS:

7.1. Definition of “Affiliates” and “Affiliated.” For purposes of this Agreement the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

7.2. Prohibition of Publication of Certain Information. Except as required by law or process, Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer or any of its subsidiaries’ or affiliates’ directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer or any of its subsidiaries’ or affiliates’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer or any of its subsidiaries’ or affiliates’ directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer or any of its subsidiaries’ or affiliates’ officers, employees, agents, or representatives; or that place Employer or its subsidiaries’ or affiliates’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer or any of its subsidiaries’ or affiliates’ or its officers, employees, agents, or representatives. Except as required by law or process, the Employer shall refrain, and shall use its best efforts to assure that its directors, officers, employees, agents and representatives, and its subsidiaries and affiliates and their directors, officers, employees, agents and representatives, shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any untrue oral or written statements about the Employee that are slanderous, libelous, or defamatory; or that disclosed private or confidential information about the Employee; or that constitute an intrusion into the seclusion or private life of the Employee; or that give rise to unreasonable publicity about the private life of the Employee; or that place the Employee in a false light before the public.

7.3. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer to:

Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, TX 77024
Attn: Presiding Director of the Board

with a copy to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attn: Michael M. Boone

If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.4. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

7.5. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.6. Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

7.7. Arbitration. Except for any dispute arising under Section 7.2, any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Employer, its subsidiaries and affiliates and Employee (all of which are referred to herein as “Claims”), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including equitable relief and specific performance, shall be resolved and decided by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. In the arbitration proceeding the Employee shall select one arbitrator, Employer shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Employee and Employer fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Employee or Employer, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 7.7. If for any reason such Judge shall fail or refuse to appoint an arbitrator under such circumstances, the appointment of the third arbitrator shall be made through the procedures of the American Arbitration Association. The decision of a majority of the arbitrators shall be binding on the Employee, Employer and its subsidiaries and affiliates. The arbitration proceeding shall be conducted in Houston, Texas. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. Any dispute arising or related to Section 6 shall, at the discretion of Employer, be brought or heard by a court of competent jurisdiction who shall have the authority to award any appropriate relief including the remedies set forth in Section 6; and any dispute arising from or related to Section 7.2 shall, at the discretion of the party claiming the violation, be brought before or heard by a court of competent jurisdiction that shall have the authority to award any appropriate relief.

This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this Agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.

In deciding the substance of any such Claim, the Arbitrators shall apply the substantive laws of the State of Texas; provided, however, that the Arbitrators shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive type damages in connection with any such Claims.

Upon the action of either party, the parties agree to submit to arbitration pursuant to this Section 7.7 any issue of the occurrence of a violation (or, if Section 5 or 6 or any portion thereof is found to be unenforceable, upon a finding that a violation would have occurred if such Sections or portions thereof were enforceable as written), and to abide by such arbiter’s determination.

7.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of Employer. Notwithstanding anything to the contrary in this Section 7.8 or elsewhere in the Agreement, in the event of the Employee’s death after becoming entitled to receipt of any payment or benefit but before receiving all such payments or benefits, the remaining payments shall be made to the Employee’s survivors or estate and the remaining benefits shall be provided to his widow or other survivors to the same extent and in the same manner as if he were still alive.

7.9. Entire Agreement. Except as provided in (1) written company policies promulgated by Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Sections 2.4 and 2.5, or (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, any other employment agreement or arrangement in existence as of the date hereof between Employer or any of its subsidiaries or affiliates and Employee is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee’s rights and claims under any such agreement or arrangement.

7.10. Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

7.11. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

7.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Max P. Watson, Jr.
Name: Max Watson
Title: Board Member

/s/ Earl J. Hesterberg

Earl J. Hesterberg